Exhibit 3.1

State of Delaware
Secretary of State
Division or Corporations
Delivered 02:33 PM 11/16/2009
FILED 02:33 PM 11/16/2009
SRV 091021124 - 4753893 FILE

STATE  of  DELAWARE
CERTIFICATE of  INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is BARD HOLDING INC

Second: Us registered office in the Slate of Delaware is lo be located at
15B Darling Street                             Street, in the City of Newark
County of New Castle                                     Zip Code 19762                      . The registered agent in
charge thereof is Krishna V. Patro

Third: The purpose of ihe corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total slock of this corporation is authorised to issue is
100 ,000, 000                                     shares (number of authorized shares) with a par value  0.01000000000  per share.

Fifth:  The name and mailing address of the incorporator arc as follows:
Name Howard L.  Bobb,   Esq
Moiling Address 1167 Bridge Street
Philadelphia PA   ' "" Zip Code X9124"

I, The Undersigned, for the purpose of forming a corponiiion under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto
set my hand this 10th                 day of November                A.D. 2009

By:
(Incorporator)

NAME:	Howard L .Bobb
(Type or print)